[LOGO OF COMPANHIA FORCA E LUZ CATAGUAZES-LEOPOLDINA]

                           Publicly Traded Corporation
          Corporate Taxpayer Registration No. (CNPJ) 19.527.639/0001-58

                                  MATERIAL FACT

In accordance with CVM Directive 358/2002 and further to the Material Facts published December 30, 2004 and March 01, 2005, the administration of Companhia Forca e Luz Cataguazes-Leopoldina ("CFLCL") hereby serves notice that following the performance of the conditions established by the Purchase and Sale Commitment concerning shares in the company Cat-Leo Energia S.A. ("Cat-Leo", a subsidiary of CFLCL), shares representing 100% (one hundred percent) of Cat-Leo's share capital have been sold to Brascan Energetica S.A., on this date, for the price of R$175,930,580.86 (one hundred and seventy-five million, nine hundred and thirty thousand, five hundred and eighty Brazilian reals and eighty-six cents). The enterprise value of such sale is approximately R$267 million to CFLCL, given that CFLCL will be released from the personal guarantee provided under the loan agreement taken out by Cat-Leo with the National Development Bank - BNDES, which has an outstanding balance of some R$90 million.

                           Cataguases, April 14, 2005

                             Mauricio Perez Botelho
                           Investor Relations Director